Annex VII (If applicable)

     Transactions Involving Registered Investments Companies

     This Annex VII (including any Schedules hereto) forms a part of the Master Repurchase Agreement dates as of January 21, 2003 (the "Agreement") between State Street Corporation and/or State Street Bank and Trust Company ("Counterparty") and each investment company identified on Schedule VII.A hereto (as such schedule may be amended from time to time) acting on behalf of its respective series or portfolios identified on such Schedule VII.A, or in the case of those investment companies for which no separate series or portfolios are identified on such Schedule VII.A, acting for and on behalf of itself (each such series, portfolio or investment company, as the case may be, hereinafter referred to as a "Fund"). In the event of any conflict between the terms of this Annex VII and any other term of the event of any conflict between the terms of this Annex VII and any other term of the Agreement, the terms of this Annex VII shall prevail. Capitalized terms used but not defined in this Annex VII shall have the meanings ascribed to them in the Agreement.

1. Multiple Funds. For any Transaction in which a Fund is acting as Buyer (or Seller, as the case may be), each reference in the Agreement and this Annex VII to Buyer (or Seller, as the case may be) shall be deemed a reference solely to the particular Fund to which such Transaction relates, as identified to Seller (or Buyer, as the case may be) by the Fund and as may be specified in the Confirmation therefor. In no circumstances shall the rights, obligation or remedies of either party with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. Specifically, and without otherwise limiting the scope of this Paragraph:
     (a) the margin maintenance obligations of Buyer and Seller specified in Paragraph 4 or any other provisions of the Agreement and the single agreement provisions of Paragraph 12 of the Agreement shall be applied based solely upon Transactions entered into by a particular Fund, (b) Buyer's and Seller's remedies under the Agreement upon the occurrence of an Event of Default shall be determined as if each Fund had entered into a separate Agreement with Counterparty, and (c) Seller and Buyer shall have no right to set off claims related to Transactions entered into by a particular Fund against claims related to Transactions entered into by any other Fund.

2. Margin Percentage. For any Transaction in which a Fund is acting as Buyer, the Buyer's Margin Percentage shall always be equal to at least 102%, or such other percentage as the parties hereto may from time to time mutually determine; provided, that in no event shall such percentage be less than 100%. For any Transaction in which a Fund is acting as Seller, the Buyer's Margin Percentage shall be such percentage ad the parties hereto may from time to time mutually determine; provided, that in no event shall such percentage be less than 100%.

3. Confirmations. Unless otherwise agreed, Counterparty shall promptly issue a Confirmation to the Fund pursuant to Paragraph 3 of the Agreement. Upon the transfer of substituted or Additional Purchased Securities by either party. Counterparty shall promptly provide notice to the Fund confirming such transfer.

4. Financial Condition. Each party represents that it has delivered the following financial information to the other party to the Agreement: in the case of a party that is a registered broker-dealer, its most recent statement required to be furnished to customers by Rule 17a-5(c) under the 1934 Act; in the case of a party that is a Fund, its most recent audited or unaudited financial statements required to be furnished to its shareholders by Rule 30d-1 under the Investment Company Act of 1940; in the case of any other party, its most recent audited or unaudited statements of financial condition or other comparable information concerning its financial condition.

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     Each party represents that the financial statements or information so delivered fairly reflect its financial condition and, if applicable, its net capital ratio, on the date as of which such financial statements or information were prepared. Each party agrees that it will make available and deliver to the other party, promptly upon request, all such financial statement that subsequently are required to be delivered to its customers or shareholders pursuant to Rule 17a-5(c) or Rule 30d-1, as the case maybe, or , in the case of a party that is neither a registered broker-dealer nor a Fund, all such financial information that subsequently becomes available to the public.

     Each Fund acknowledges and agrees that it has had the opportunity to make an independent evaluation of the creditworthiness of the other party that is required pursuant to the Investment Company Act of 1940 or the regulations thereunder.

5. Segregation of Purchased Securities. Unless otherwise agreed by the parties, any transfer of Purchased Securities to a Fund shall be effected by delivery of other transfer (in the manner agreed upon pursuant to Paragraph 7 of the Agreement) to the custodian or subcustodian designated for such Fund in Schedule VII.A hereto ("Custodian") for credit to the Fund's custodial account with such Custodian. If the party effecting such transfer is the Fund's Custodian, such party shall, unless otherwise directed by the Fund, (a) transfer and maintain such Purchased Securities to and in the Fund's custodial account with such party and (b) so indicate in the notice to the Fund.

6. Notwithstanding any other provision hereof, in Transactions where the Fund acts as Buyer, the Custodian shall ensure that the Fund perfects its security interest in the Purchased Securities as required in order for the Fund to rely upon Rule 5b-3 under the Investment Company Act of 1940.

7.   Purchased Securities hereunder shall consist exclusively of (A) cash items,
     (B) U.S. government securities, (C) securities that are rated in the highest rating category by the requisite nationally recognized statistical rating organizations (NRSROs) at the time the Fund enters into a repurchase agreement, and (D) unrated securities that are of comparable quality.

8. Custodian represents that each Transaction entered into by the Fund hereunder would qualify for an exclusion from any automatic stay of creditors' rights against the counterparty under applicable insolvency law if the counterparty becomes insolvent.











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Schedule VII.A

Supplemental Terms and Conditions of transactions
Involving Registered Investment Companies

This Schedule VII.A forms a part of Annex VII to the Maters Repurchase Agreement dates as of January 21, 2003 (the "Agreement") between State Street Corporation and/or State Street Bank and Trust Company and The Investment Company Complex. Capitalized terms used but not defined in this Schedule VII.A shall have the meanings ascribed to them in Annex VII.

     1. This Agreement is entered into by or on behalf of the following Funds, and unless otherwise indicated by the appropriate Fund in connection with a transaction, the following Custodians are designated to receive transfers of Purchased Securities on behalf of such Funds for credit to the appropriate Fund's custodial account:

                  Name of Fund                                Custodian
                  ------------                                ---------
                  Bexil Corporation                           State Street
                  Global Income Fund, Inc.                    State Street
                  Midas Fund, Inc.                            State Street
                  Midas Special Equities Fund, Inc.           State Street
                  Tuxis Corporation                           State Street
                  Internet Growth Fund, Inc.                  State Street


     Limitation of Liability. If the Fund is organized as a business trust (or a series thereof), the parties agree as follows: [insert appropriate language limiting liability of trustees, officers and others].






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     State Street Corporation and /or
     State Street Bank and Trust Company         Investment Company Complex

     By:/s/Kerry Pope                               By:/s/ Thomas B. Winmill
        ---------------------------                 ------------------------
         Senior Vice President                   Title:   President

     Date: 2/19/03                               Date:  1/30/03